Filed pursuant to Rule 424(b)(3)

Registration No. 333-230757

Prospectus

NAKED BRAND GROUP LIMITED

48,443,982 Ordinary Shares

This prospectus relates to the resale by the Selling Shareholders (as defined below in the section titled “Selling Shareholders”) of up to 18,563,311 ordinary shares, no par value, of Naked Brand Group Limited (“Ordinary Shares”) and up to 29,880,671 Ordinary Shares issuable upon exercise of outstanding warrants. Our Ordinary Shares trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “NAKD”. The last sale price of our Ordinary Shares on June 25, 2019 was US$0.235 per share.

The shares offered for resale hereby consist of (i) 3,914,846 Ordinary Shares (“March Placement Shares”) and up to an aggregate of 26,480,671 Ordinary Shares underlying warrants with an exercise price of $0.01 per share (the “March Pre-Funded Warrants”) and warrants with an exercise price of $0.306 per share (the “March Investment Warrants,” and together with the March Pre-Funded Warrants, the “March Warrants”) issued by us in a private placement consummated on March 27, 2019 (the “March Placement”), (ii) 2,000,000 Ordinary Shares (the “October Placement Shares”) and up to 2,000,000 Ordinary Shares underlying warrants with an exercise price of $1.55 (the “October Warrants”) issued by us in a private placement consummated on October 25, 2018 (the “October Placement”), (iii) 1,400,000 Ordinary Shares (the “Consultant Shares”) and 1,400,000 Ordinary Shares underlying warrants with an exercise price of $0.50 (the “Consultant Warrants”) issued by us in exchange for services, and (iv) 11,248,465 Ordinary Shares (the “Vendor Shares”) issued by us in private placements to trade creditors in satisfaction of trade payables.

We will not receive any proceeds from the sale of the securities by the Selling Shareholders under this prospectus. However, we could receive up to US$8,853,041 in gross proceeds if all of the October Warrants, March Warrants and Consultant Warrants are exercised for cash. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes.

Information regarding the Selling Shareholders, the number of Ordinary Shares that may be sold by them, and the times and manner in which they may offer and sell the Ordinary Shares under this prospectus is provided under the sections titled “Selling Shareholders” and “Plan of Distribution,” respectively. We have not been informed by any of the Selling Shareholders that they intend to sell their securities covered by this prospectus and do not know when or in what amount the Selling Shareholders may offer the securities for sale. The Selling Shareholders may sell any, all, or none of the securities offered by this prospectus. The Selling Shareholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify certain of the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

Investing in our securities involves risks. See “Risk Factors” beginning on page 8 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated June 26, 2019

You should rely only on the information contained in this prospectus and the documents we incorporate by reference in this prospectus. We have not authorized anyone to provide you with different information. We do not take any responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell the securities in any jurisdiction where the offer or sale thereof is not permitted. The information contained in this prospectus and incorporated by reference in this prospectus is accurate only as of the respective date of such information, regardless of the time of delivery of this prospectus or of any sale or offer to sell hereunder.

To the extent this prospectus contains summaries of the documents referred to herein, you are directed to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the Registration Statement of which this prospectus is a part, and you may obtain copies of such documents as described below in the section titled “Where You Can Find Additional Information .”

Unless otherwise stated in this prospectus, “we,” “us,” “our,” or “our company,” refers to Naked Brand Group Limited, our subsidiaries, and our predecessor operations.

Unless otherwise stated in this prospectus, references to dollar amounts mean United States Dollars.

This prospectus contains references to a number of trademarks which are registered or for which we have pending applications or common law rights. Our major trademarks include, among others, the “Naked” trademark, the Heidi Klum trademarks, the Frederick’s of Hollywood trademarks and other related trademarks. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus and the documents we incorporate by reference are listed without the ®, (sm) and (tm) symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

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PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and in the documents incorporated in this prospectus by reference, and is qualified in its entirety by the more detailed information herein and therein. This summary may not contain all of the information that is important to you. You should read the entire prospectus and the documents incorporated by reference in this prospectus, including the information in “Risk Factors” and our financial statements and the related notes thereto, before making an investment decision.

Overview

We operate in the highly competitive specialty retail business. We are a designer, distributor, wholesaler, and retailer of women’s and men’s intimate apparel, as well as women’s swimwear. Our merchandise is sold through company-owned retail stores in Australia and New Zealand; through online channels; and through wholesale partners in Australia, New Zealand, the United States and Europe.

We have seven reportable segments:

●	Australia Retail: This segment covers retail and outlet stores located in Australia.

●	New Zealand Retail: This segment covers retail and outlet stores located in New Zealand.

●	Australia Wholesale: This segment covers the wholesale of intimates apparel to customers based in Australia.

●	New Zealand Wholesale: This segment covers the wholesale of intimates apparel to customers based in New Zealand.

●	U.S. Wholesale: This segment covers the wholesale of intimates apparel to customers based in the United States.

●	Europe Wholesale: This segment covers the wholesale of intimates apparel to customers based in Europe.

●	E-commerce: This segment covers the Company’s online retail activities.

In addition, we continually explore new ways to expand its business, including through the use of new technologies, such as blockchain technology. We are presently evaluating how these new technologies may be leveraged in the retail fashion industry. For instance, blockchain technology might be used in the future to create highly efficient end-to-end operations from suppliers to consumers and also to provide low cost trade finance for market participants through blockchain trading platforms. However, we have not yet established the feasibility of, or taken any steps to progress the use of, blockchain technology in our business.

Our Brands

Heidi Klum

Heidi Klum is the face and Creative Director of our flagship brands, Heidi Klum Intimates, Heidi Klum Swim, Heidi Klum Man, and Heidi Klum Intimates Solutions. Our flagship brand, Heidi Klum Intimates collection exudes femininity, elegance and sophistication, each piece designed with the modern woman in mind. We sell our Heidi Klum products at 63 Bendon stores in Australia, New Zealand and Ireland and online at www.bendonlingerie.com and www.heidiklumintimates.com. Additionally, Heidi Klum products are sold in approximately 5,000 wholesale doors in 43 countries across regions in Australia, New Zealand, United States, Europe and United Kingdom under wholesale arrangements.

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Frederick’s of Hollywood

Since 1946, Frederick’s of Hollywood has set the standard for innovative apparel, introducing the push-up bra, the padded bra, and black lingerie to the United States market. The brand’s rich history has led it to become one of the most recognized in the world. Through our wholly-owned subsidiary FOH Online Corp. (“FOH”), we are the exclusive licensee of the Frederick’s of Hollywood global online license, under which we sell Frederick’s of Hollywood intimates products, sleepwear and loungewear products, swimwear and swimwear accessories products, and costume products. We sell our Frederick’s of Hollwood products online at www.bendonlingerie.com and www.fredericks.com.

Naked

Naked is an apparel and lifestyle brand company that is currently focused on innerwear products for women and men. Under its flagship brand name and registered trademark “Naked®”, Naked designs, manufactures and sells men’s and women’s underwear, intimate apparel, loungewear and sleepwear through retail partners and direct to consumer through its online retail store www.wearnaked.com. Naked has a growing retail footprint for its innerwear products in premium department and specialty stores and internet retailers in North America, including accounts such as Nordstrom, Dillard’s, Bloomingdale’s, Amazon.com and others.

Other Brands

Our other brands are Bendon, Bendon Man, Davenport, Fayreform, Hickory, Lovable and Pleasure State. We sell our products at 63 Bendon stores in Australia and New Zealand and online at www.bendonlingerie.com. Additionally, our products are sold in approximately 3,293 wholesale stores in 43 countries across regions in Australia, New Zealand, United States, Europe and United Kingdom under wholesale arrangements.

Until June 30, 2018, we sold Stella McCartney Lingerie and Stella McCartney Swimwear products at Bendon stores in Australia and New Zealand and online at www.bendonlingerie.com. Additionally, Stella McCartney products were sold in wholesale doors in numerous countries across regions in Australia, New Zealand, United States, Europe and United Kingdom under wholesale arrangements.

Our Strengths

We believe the following competitive strengths contribute to our leading market position and differentiate us from our competition:

Distinct, Well-Recognized Brands

Our iconic brands, including Heidi Klum Intimates and Swimwear and Frederick’s of Hollywood Intimates and Swimwear, have come to represent a unique lifestyle across its targeted customers. Our brands allow us to target markets across the economic spectrum, across demographics and across the world. We believe our flagship brands and prominent, highly-recognized creative directors provide us with a competitive advantage.

In-Store Experience and Store Operations

We view our customers’ in-store experience as an important vehicle for communicating the image of each brand. We utilize visual presentation of merchandise, in-store marketing and our sales associates to reinforce the image represented by the brands. Our in-store marketing is designed to convey the principal elements and personality of each brand. The store design, furniture, fixtures and music are all carefully planned and coordinated to create a unique shopping experience. Every brand displays merchandise uniformly to ensure a consistent store experience, regardless of location. Store managers receive detailed plans designating fixture and merchandise placement to ensure coordinated execution of the company-wide merchandising strategy. Our sales associates and managers are a central element in creating the atmosphere of the stores by providing a high level of customer service.

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Product Development, Sourcing and Logistics

We believe a large part of our success comes from frequent and innovative product launches, as well as launches of new collections from our existing brands. Our merchant, design and sourcing teams have a long history of bringing innovative products to our customers. Our key vendor partners are industry leaders in both innovation and social responsibility. We work closely together to form a world class supply chain that is dynamic and efficient.

Highly Experienced Leadership Team

Our management team is led by Justin Davis-Rice, Executive Chairman, who joined Bendon in 2011 and is responsible for leading our revenue growth. Prior to joining Bendon, Mr. Davis-Rice co-founded Pleasure State. Anna Johnson, Chief Executive Officer, brings to us a track record of over 25 years’ experience driving growth across a number of industries, including consumer electronics, outdoor adventure and intimate apparel. The rest of our senior management team has a wealth of retail and business experience at Gazal, Specialty Fashion Group, and Pleasure State. We have developed a strong and collaborative culture aligned around our goals to create the most sensual, functional and comfortable lingerie and underwear for women and men all over the world.

Growth Strategy

Our growth strategy involves seeking to take advantage of the following opportunities across brands and channels:

Channel

●	Opportunity for an additional 50+ retail stores across Australia and New Zealand

●	Additional 25 Bendon outlet stores across Australia and New Zealand in the next 5 years

●	Leveraging e-commerce to attract and educate new and existing customers

●	Targeting e-commerce sales penetration of 40% over the medium term

●	Improving productivity in existing wholesale accounts by gaining additional floor space

●	Selectively adding new wholesale doors, with a focus on US markets

●	Enhancing margins by increasing the proportion of the business derived from direct-to-consumer channels

Brands

●	Expanding the brand and product offering via organic innovation and new license partnerships

●	Expanding brand reach by leveraging our brand portfolio to extend globally, particularly in the US and EU

●	Continuing to build our license portfolio and add new licenses in existing and tangential categories

Recent Developments

On February 14, 2019, Carole Hochman resigned from the board of directors and as our Executive Chairman, and from all other positions she held with our subsidiaries. Ms. Hochman’s resignation was for personal reasons, and was not due to any disagreement with us or our management on any matter relating to our operations, policies or practices (financial or otherwise).

In March 2019, we issued 1,400,000 Consultant Shares and 1,400,000 Consultant Warrants to a service provider in exchange for services (the “March Consultant Issuance”). The Consultant Warrants have an exercise price of US$0.50 and expire two years from the date of issuance. The exercise price and the number of shares covered by the Consultant Warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the share capital as a whole.

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On March 27, 2019, we closed on the following share issuances (the “March Financing Issuances”).

(1)	NZ$6.60 million/US$4.50 million related to the issue of 11,248,415 Vendor Shares to trade creditors in satisfaction of trade payables due to them, at an effective per share price of US$0.40.

(2)	NZ$1.25 million/US$0.85 million related to the issue of 2,119,178 Ordinary Shares to the holder of one of our outstanding promissory notes in the amount of US$847,671, at an effective per share price of US$0.40 per share.

(3)	NZ$1.69 million/US$1.15 million related to the issue of 4,510,588 Ordinary Shares to investors in a private placement at a share price of US$0.255. The investors also received warrants (the “Other March Warrants”) to purchase 100% of the number of Ordinary Shares for which they had subscribed. The Other March Warrants have an exercise price of US$0.306 and expire two years from the date of issuance. The exercise price and the number of shares covered by the Other March Warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the share capital as a whole.

(4)	NZ$4.05 million/US$2.75 million relating to the issue of 10,784,313 March Placement Shares to certain accredited investors at an agreed per share price of US$0.255, except that, to the extent an investor would beneficially own more than 9.9% of our outstanding Ordinary Shares after the closing, we agreed to issue the investors a March Pre-Funded Warrant in lieu of such shares. Each investor also received a March Investment Warrants to purchase 100% of the number of Ordinary Shares for which it had agreed to subscribe. As a result, we issued 3,914,846 March Placement Shares, March Pre-Funded Warrants to purchase 6,869,467 Ordinary Shares and March Investment Warrants to purchase 10,784,313 Ordinary Shares to the investors at the closing. The March Investment Warrants have an exercise price of US$0.306 per share and expire five years from the date of issuance. The March Pre-Funded Warrants have an exercise price of US$0.01 per share and expire five years from the date of issuance. The exercise price and number of shares covered by the March Warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the share capital as a whole, as well as for subsequent equity issuances occurring prior to July 16, 2019, subject to certain exceptions. If the exercise price of the March Warrants is higher than the last closing bid price of the Ordinary Shares, at any time starting on June 16, 2019, the March Warrants may be exercised on a cashless basis for a number of shares equal to the Black-Scholes value of the portion of the warrant being exercised (as calculated in accordance with the March Warrants), divided by the closing bid price as of two business days prior to the exercise date (but not less than US$0.10). The March Warrants may not be exercised to the extent the holder and its affiliates would beneficially own more than 9.9% of our outstanding Ordinary Shares after such exercise.

On April 2, 2019, the board of directors appointed Anna Johnson as our Chief Executive Officer. Previously Ms Johnson was Chief Executive Officer of Bendon Limited, the main operating entity within the Company. In connection with Ms. Johnson’s appointment, Justin Davis-Rice was appointed as Executive Chairman and resigned as our Chief Executive Officer.

Effective on May 13, 2019, we completed a private placement of a Secured Convertible Promissory Note (the “Note”) to St. George Investments LLC (the “Noteholder”) for a purchase price of US$3,000,000, pursuant to a Securities Purchase Agreement (the “NSPA”) of even date (the “May Note Issuance”). Pursuant to the NSPA, the Note was sold with an original issue discount of the US$300,000 and we paid US$20,000 of the Noteholder’s expenses, which amount was added to the principal balance of the Note. Accordingly, the Note had an initial principal balance of US$3,320,000. The NSPA includes certain customary representations and warranties and covenants. In addition, we agreed that, so long as the Note is outstanding, we will not issue any debt instrument or incur any debt, subject to certain exceptions, including an exception for any debt incurred from a bank. The Note accrues interest at a rate of 10% per annum, compounded daily, and matures on November 13, 2020. We have the right to prepay the Note, subject to a 15% premium. The Note is secured by a second priority security interest in all our assets and is subordinated to the Company’s existing senior secured credit facility with the Bank of New Zealand (the “Bank” or “BNZ”). The Noteholder has the right to convert the Note into Naked Ordinary Shares at a conversion price of US$0.90 per share, subject to adjustment for subdivisions or combinations of the Ordinary Shares. The Noteholder also has the right, beginning on December 13, 2019, to cause us to redeem any portion of the Note, up to a maximum of US$400,000 per month.

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On May 14, 2019, we closed on NZ$2.17 million/US$1.5million share issuance of 6,000,000 Naked Ordinary Shares to an investor in a private placement at a share price of US$0.25 (the “May Share Issuance”). The investor also received warrants to purchase 1,000,000 Naked Ordinary Shares. The warrants have an exercise price of US$0.25, subject to adjustment, and expire two years from the date of issuance.

On May 16, 2019, we issued 653,595 Ordinary Shares in exchange for the cancellation of US$200,000 in debt held by a shareholder, or an effective purchase price of US$0.306 per share (the “May Debt Exchange”).

On June 11, 2019, we announced that we had appointed David Anderson to become our new Chief Financial Officer. Previously, Mr. Anderson served as Head of Finance for Goodman Fielder, one of the largest consumer goods companies in New Zealand, where he oversaw all financial aspects of the business and led numerous acquisitions. Mr. Anderson succeeded Howard Herman, our former Chief Financial Officer, on June 20, 2019. In connection with the appointment of Mr. Anderson, Mr. Herman is resigning from all positions held by him with our company.

Our senior secured credit facility with the Bank matures on August 31, 2019 and discussions are continuing to extend the facility beyond that point. As at October 31, 2018, there was a breach in minimum gross EBITDA ratio. As at January 31, 2019, there was a breach of the minimum Gross EBITDA ratio and a breach of the inventory and receivables ratio. The Bank has advised that they are currently taking these breaches under review.

Corporate Information

Our principal and registered office is located at Building 7B, Huntley Street, Alexandria, NSW 2015, Australia, and our telephone number is +61 2 9384 2400. Our agent for service of process in the United States is Graubard Miller, our U.S. counsel, located at The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. Our corporate website is located at www.nakedbrands.com. The information on our website shall not be deemed part of this registration statement.

Emerging Growth Company

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act ( the “JOBS Act”). As an emerging growth company, we are eligible, and have elected, to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation (to the extent applicable to a foreign private issuer).

We could remain an emerging growth company until the last day of our fiscal year following the fifth anniversary of the consummation of our initial public offering. However, if our annual gross revenue is US$1.07 billion or more, or our non-convertible debt issued within a three year period exceeds US$1 billion, or the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the last day of that fiscal year.

Foreign Private Issuer

We are a “foreign private issuer” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a foreign private issuer under the Exchange Act, we are exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, we are not required to file periodic reports and financial statements with Securities and Exchange Commission (the “SEC”) as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act, and we are not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, our officers, directors, and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Ordinary Shares.

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The Nasdaq Listing Rules allow foreign private issuers, such as us, to follow home country corporate governance practices (in our case Australian) in lieu of the otherwise applicable Nasdaq corporate governance requirements. In accordance with this exception, we follow Australian corporate governance practices in lieu of certain of the Nasdaq corporate governance standards, as more fully described in our Annual Report on Form 20-F for the fiscal year ended January 31, 2019, which is incorporated herein by reference. See “Where You Can Find Additional Information” on page 19.

Risks Affecting Our Company

In evaluating an investment in our securities, you should carefully read this prospectus and especially consider the factors incorporated by reference in the section titled “Risk Factors” commencing on page 8.

Background of the Offering

On October 25, 2018, we closed the October Placement with two accredited investors, including an affiliate of Mr. Davis-Rice, our Executive Chairman, and our then-largest institutional shareholder, Armistice Capital, for aggregate gross proceeds of approximately US$3.4 million, pursuant to a subscription agreement with each investor. In the private placement, we sold the 2,200,000 October Shares at a per share price of US$1.55. Each investor also received an October Warrant to purchase 100% of the number of Ordinary Shares for which it subscribed. The October Warrants have an exercise price of US$1.55 per share and expire three years from the date of issuance. The exercise price and number of shares covered by the October Warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the share capital as a whole. The October Warrants may not be exercised to the extent the holder and its affiliates would beneficially own more than 9.9% of our outstanding Ordinary Shares after such exercise. The company is still evaluating the financial reporting and accounting treatment of the issue. Pursuant to the subscription agreement for the October Placement, we agreed to register for resale the October Shares, as well as the Ordinary Shares underlying the October Warrants. Mr. Davis-Rice waived his registration rights. Accordingly, 2,000,000 of the October Shares and 2,000,000 of the Ordinary Shares underlying the October Warrants are being registered pursuant to the registration statement of which this prospectus forms a part and are being offered for resale by this prospectus. See “The Private Placements of Ordinary Shares and Warrants” for more information about the October Placement.

On March 27, 2019, we closed the March Placement to certain accredited investors, for aggregate gross proceeds of approximately US$2.75 million, pursuant to a securities purchase agreement with the investors (the “March SPA”). Pursuant to the March SPA and the registration rights agreement (the “March RRA”) that we entered into in connection with the closing of the March Placement, we agreed to register for resale the March Shares, as well as 150% of the initial number of shares issued and issuable pursuant to cash exercise of the March Warrants (or the number of shares so issued and issuable as of the filing of the registration statement to which this prospectus relates, if more), which represents a good faith estimate of the maximum number of Ordinary Shares that may be issued upon exercise of such warrants. Accordingly, the 3,914,846 March Shares and 26,480,671 Ordinary Shares underlying the March Warrants are being registered pursuant to the registration statement of which this prospectus forms a part and are being offered for resale by this prospectus. Even if the March Warrants are exercised in full, the actual number of shares issued upon such exercise may be more or less than our estimate, depending, among other things, on whether the number of shares is adjusted in connection with a subsequent equity issuance and whether the warrants are exercised on a cash or cashless basis. See “—Recent Developments” and “The Private Placements of Ordinary Shares and Warrants” for more information about the March Placement.

We also agreed to register for resale the Consultant Shares, the Ordinary Shares underlying the Consultant Warrants and the Vendor Shares. Accordingly, 1,400,000 Consultant Shares, 1,400,000 Ordinary Shares underlying the Consultant Warrants and 11,248,415 Vendor Shares are being registered pursuant to the registration statement of which this prospectus forms a part and are being offered for resale by this prospectus. See “—Recent Developments” and “The Private Placements of Ordinary Shares and Warrants” for more information about the Consultant Shares, Consultant Warrants and Vendor Shares.

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THE OFFERING

Ordinary Shares being offered by certain existing shareholders	18,563,311 shares

Ordinary Shares underlying the October Warrants, March Warrants and Consultant Warrants	29,880,671 shares

Securities Outstanding	59,487,636 Ordinary Shares as of June 18, 2019, which does not include an aggregate of (i) 31,286,368 Ordinary Shares underlying outstanding warrants that have not been exercised as of such date and (ii) 2,968,433 Ordinary Shares underlying outstanding convertible promissory notes that have not been converted as of such date (assuming all outstanding principal and interest thereon through such date is converted at the initial conversion price of $0.90 per share, without regard to any limitations on such conversion).

Listing of Securities and trading symbols	Our Ordinary Shares trade on the Nasdaq Capital Market under the symbol “NAKD”. There is no public market for our warrants.

Plan of distribution	The Ordinary Shares (and the Ordinary Shares issuable upon exercise of the October Warrants, March Warrants and Consultant Warrants) covered by this prospectus may be sold by the Selling Shareholders in the manner described under the section entitled “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of the securities by the Selling Shareholders under this prospectus. However, we could receive up to US$8,853,041 in gross proceeds if all of the October Warrants, March Warrants and Consultant Warrants are exercised for cash. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes. See the section titled “Use of Proceeds” for further information on our use of proceeds from this offering.

Risk factors	See the section titled “Risk Factors” and the other information included in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our securities.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before investing in our Ordinary Shares, you should carefully consider the risk factors set forth below and those described under “Risk Factors” in the documents incorporated by reference herein, including in our most recent Annual Report on Form 20-F filed with the SEC, together with the other information included in this prospectus and incorporated by reference herein from our filings with the SEC. If any of such risks or uncertainties occurs, our business, financial condition, and operating results could be materially and adversely affected. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may materially and adversely affect our business operations. As a result, the trading price of our Ordinary Shares could decline and you could lose all or a part of your investment.

Risks Related to the Offering

Sales by the Selling Shareholders of the Ordinary Shares covered by this prospectus could adversely affect the trading price of our Ordinary Shares.

We are registering for resale up to 18,563,311 Ordinary Shares and up to 29,880,671 Ordinary Shares underlying the October Warrants, March Warrants and Consultant Warrants, which together represent approximately 81.4% of our outstanding Ordinary Shares, on a fully-diluted basis. This amount includes 150% of the initial number of shares issued and issuable pursuant to cash exercise of the March Warrants (or the number of shares so issued and issuable as of the filing of the registration statement to which this prospectus relates, if more), which represents a good faith estimate of the maximum number of Ordinary Shares that may be issued upon exercise of such warrants. Even if the March Warrants are exercised in full, the actual number of shares issued upon such exercise may be more or less than our estimate, depending, among other things, on whether the number of shares is adjusted in connection with a subsequent equity issuance and whether the warrants are exercised on a cash or cashless basis. The resale of all or a substantial portion of the Ordinary Shares registered hereby in the public market, or the perception that these sales might occur, could cause the market price of our Ordinary Shares to decrease and may make it more difficult for us to sell Ordinary Shares in the future at a time and upon terms that we deem appropriate.

We do not intend to pay any dividends on our Ordinary Shares at this time.

We have not paid any cash dividends on our Ordinary Shares to date. The payment of cash dividends on our Ordinary Shares in the future will be dependent upon our revenue and earnings, if any, capital requirements, and general financial condition, as well as the limitations on dividends and distributions that exist under the laws and regulations of Australia, and will be within the discretion of our board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends on our Ordinary Shares in the foreseeable future. As a result, any gain you will realize on our Ordinary Shares (including Ordinary Shares obtained upon exercise of our warrants) will result solely from the appreciation of such shares.

We may issue additional securities in the future, which may result in dilution to our shareholders.

As of June 18, 2019, we had 31,286,368 Ordinary Shares subject to outstanding warrants, including 21,053,780 Ordinary Shares underlying our outstanding October Warrants, March Warrants and Consultant Warrants, and 2,968,433 Ordinary Shares subject to outstanding convertible promissory notes (assuming all outstanding principal and interest thereon through such date is converted at the initial conversion price of $0.90 per share, without regard to any limitations on such conversion). (The amount of Ordinary Shares subject to our outstanding warrants set forth above excludes the additional 50% of the initial number of shares issued and issuable pursuant to cash exercise of the March Warrants (or the number of shares so issued and issuable as of the filing of the registration statement to which this prospectus relates, if more) that are registered hereby in accordance with the March RRA.) In addition, we are not restricted from issuing additional Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares. Because we may need to raise additional capital in the future to operate and/or expand our business, we may conduct additional equity offerings. To the extent our outstanding options and warrants are exercised or we conduct additional equity offerings, additional Ordinary Shares will be issued, which may result in dilution to our shareholders. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Ordinary Shares.

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Nasdaq may delist our Ordinary Shares from quotation on its exchange, which could limit investors’ ability to sell and purchase our securities and subject us to additional trading restrictions.

Our Ordinary Shares are currently listed on the Nasdaq Capital Market under the trading symbol “NAKD.” However, on February 5, 2019, we received a notice from the Listing Qualifications Department of Nasdaq stating that, for the last 30 consecutive business days, the closing bid price for our Ordinary Shares had been below the minimum of US$1.00 per share required for continued inclusion on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). We will be afforded 180 calendar days (until August 5, 2019) to regain compliance with the minimum bid price requirement. In order to regain compliance, the bid price for our Ordinary Shares must close at US$1.00 per share or more for a minimum of ten consecutive business days. The notification letter also states that in the event we do not regain compliance within the 180 day period, we will be eligible for additional time if we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and notify Nasdaq of our intention to cure the deficiency during such second compliance period, including by effecting a reverse stock split, if necessary. There can be no assurance that we will regain compliance with the minimum bid price requirement within the allotted period, or that we will be able to maintain compliance with the other continued listing requirements under the Nasdaq Listing Rules.

If our Ordinary Shares are not listed on Nasdaq at any time after this offering, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity;

●	a determination that our Ordinary Shares are a “penny stock” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

●	a limited amount of news and analyst coverage for our company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

As a foreign private issuer, we are permitted and expect to follow certain home country corporate governance practices (in our case Australian) in lieu of certain Nasdaq requirements applicable to domestic issuers and we are permitted to file less information with the SEC than a company that is not a foreign private issuer. This may afford less protection to holders of our securities.

As a foreign private issuer under the Exchange Act, Nasdaq allows us to follow home country governance practices (in our case Australian) in lieu of the otherwise applicable Nasdaq corporate governance requirements. In accordance with this exception, we follow Australian corporate governance practices in lieu of certain of the Nasdaq corporate governance standards, as more fully described in our Annual Report on Form 20-F for the fiscal year ended January 31, 2019, which is incorporated herein by reference. See “Where You Can Find Additional Information.” In particular, we will follow Australian law and corporate governance practices with respect to the composition of our board and quorum requirements applicable to shareholder meetings. These differences may result in a board that is more difficult to remove as well as less shareholder approvals required generally. We will also follow Australian law instead of the Nasdaq requirement to obtain shareholder approval prior to the issuance of securities in connection with a change of control, certain acquisitions, private placements of securities, or the establishment or amendment of certain stock option, purchase, or other equity compensation plans or arrangements. These differences may result in less shareholder oversight and requisite approvals for certain acquisition or financing related decisions or for certain company compensation related decisions. The Australian home country practices described above may afford less protection to holders of our securities than that provided under the Nasdaq Listing Rules.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about our:

●	ability to achieve profitability;

●	expectations regarding industry trends and the size and growth rates of addressable markets;

●	reliance on third parties for production and distribution;

●	our business plan and growth strategies, including plans for expansion to new markets and new products;

●	expectations for seasonal trends;

●	results of operations;

●	ability to manage growth;

●	ability to complete strategic acquisitions;

●	ability to minimize our production and distribution costs by utilizing funding sources provided by others;

●	regulatory or operational risks;

●	success in retaining or recruiting, or changes required in, our officers, key employees, or directors;

●	capital structure;

●	ability to obtain additional financing when and if needed;

●	liquidity and trading of our securities; and

●	status as an emerging growth company under the JOBS Act.

The forward-looking statements contained in this prospectus are based on current expectations, assumptions, and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been assumed or anticipated. These forward-looking statements are subject to a number of risks and uncertainties (some of which are beyond our control) that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those risks described from time to time in our SEC filings and those risk factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the securities under this prospectus. However, we could receive up to US$8,853,041 in gross proceeds if the October Warrants, March Warrants and Consultant Warrants are exercised for cash. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization at January 31, 2019 on an historical basis and on a pro forma basis, after giving effect to the March Consultant Issuance, the March Financing Issuances, the May Note Issuance, the May Share Issuance and the May Debt Exchange. The information presented in the capitalization table below is unaudited.

	Historical		Pro Forma
As at January 31, 2019	NZ$ ‘000	US$ ‘000(5)	NZ$ ‘000	US$ ‘000(5)
Borrowings(1)(2)	20,967	14,467	23,767	16,417
Share Capital(1)(3)	134,183	92,586	145,895	100,536
Fair Value of Warrants(4)	-	-	4,348	3,000
Accumulated Losses	(121,651)	(83,939)	(121,651)	(83,939)
Reserves	(2,013)	(1,389)	(2,013)	(1,389)
Total Capitalization	31,486	21,725	50,346	34,625

(1)	Reflects the following:

	a.	NZ$1.25 million/US$0.85 million related to the issue of 2,119,178 ordinary shares to the holder of one of the outstanding promissory notes in the amount of $847,671 at US$0.40 per share.

	b.	On the May 16, 2019, the Group issued 635,585 ordinary shares in exchange for the cancellation of a NZ$0.3 million/US$0.2 million debt held by a shareholder.

(2)	Reflects the completion, on May 13, 2019, of a private placement of a secured convertible promissory note for a purchase price of NZ$4.35 million/US$3 million. The note accrues interest at 10% per annum and matures on November 13, 2020.

(3)	Reflects the following:

	a.	NZ$6.60 million/US$4.50 million related to the issue of 11,248,415 ordinary shares to trade creditors in satisfaction of trade payables due to them, at an effective per share price of US$0.40.

	b.	NZ$1.69 million/US$1.15 million related to the issue of 4,510,588 ordinary shares to investors in a private placement at a share price of US$0.255.

	c.	NZ$4.05 million/US$2.75 million relating to the issue to certain accredited investors of 10,784,313 ordinary shares at an agreed per share price of US$0.255, except that, to the extent an investor would beneficially own more than 9.9% of our outstanding ordinary shares after the closing, we agreed to issue the investor “pre-funded” warrants in lieu of such shares. Each investor also received an “investment” warrant to purchase 100% of the number of ordinary shares for which it had agreed to subscribe. As a result, we issued 3,914,846 ordinary shares, “pre-funded” warrants to purchase 6,869,467 ordinary shares and “investment” warrants to purchase 10,784,313 ordinary shares to the investors at the closing.

	d.	The closing, on May 14, 2019, on a NZ$2.17 million/US$1.5million share issuance of 6,000,000 shares to investors in a private placement at a share price of US$0.25. The investor also received a warrant to purchase 1,000,000 ordinary shares.

(4)	Capitalization is adjusted by NZ$4.348 million/US$3million to recognize a derivative liability in relation to the issue of 31,286,368 warrants at $0.27 per warrant on June 18, 2019.

(5)	In this prospectus certain New Zealand dollar amounts have been translated into United States dollars at the rate of NZ$1 = USD$0.69. Such translations should not be construed as representations that the New Zealand dollar amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

You should read this table in conjunction with our consolidated financial statements as at and for the year ended January 31, 2019, which are incorporated by reference in this prospectus.

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PRIVATE PLACEMENTS OF ORDINARY SHARES AND WARRANTS

October Placement

On October 25, 2018, we closed the October Placement with two accredited investors, including an affiliate of Mr. Davis-Rice, our Executive Chairman, and our then-largest institutional shareholder, Armistice Capital, for aggregate gross proceeds of approximately US$3.4 million, pursuant to a subscription agreement with each investor. In the private placement, we sold the 2,200,000 October Shares at a per share price of US$1.55. Each investor also received an October Warrant to purchase 100% of the number of Ordinary Shares for which it subscribed. The October Warrants have an exercise price of US$1.55 per share and expire three years from the date of issuance. The exercise price and number of shares covered by the October Warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the share capital as a whole. The October Warrants may not be exercised to the extent the holder and its affiliates would beneficially own more than 9.9% of our outstanding Ordinary Shares after such exercise. The company is still evaluating the financial reporting and accounting treatment of the issue.

We agreed to register for resale the October Shares, as well as the Ordinary Shares underlying the October Warrants. Mr. Davis-Rice waived his registration rights. Accordingly, 2,000,000 of the October Shares and 2,000,000 of the Ordinary Shares underlying the October Warrants are being registered pursuant to the registration statement of which this prospectus forms a part and are being offered for resale by this prospectus.

March Placement

General

On March 27, 2019, we closed the March Placement to certain accredited investors, for aggregate gross proceeds of approximately US$2.75 million, pursuant to the March SPA. Under the March SPA, we agreed to sell the 10,784,313 March Shares at a per share price of US$0.255, except that, to the extent an investor would beneficially own more than 9.9% of our outstanding Ordinary Shares after the closing, we agreed to issue the investor March Pre-Funded Warrants in lieu of such shares. Each investor also received a March Investment Warrant to purchase 100% of the number of Ordinary Shares for which it had agreed to subscribe. As a result, we issued 3,914,846 Ordinary Shares, March Pre-Funded Warrants to purchase 6,869,467 Ordinary Shares and March Investment Warrants to purchase 10,784,313 Ordinary Shares to the investor at the closing.

The March SPA

The March SPA includes certain customary representations and warranties and covenants. In addition, we have certain customary indemnification obligations. In addition, the March SPA provides:

●	Anti-Dilution Protection: To the extent we subsequently issue Ordinary Shares or securities exercisable or convertible for Ordinary Shares at any time prior to July 16, 2019 for per share consideration or with an exercise or conversion price less than US$0.255 (as adjusted for stock splits, stock dividends, reclassifications, reorganizations or similar transactions), then, except in the case of an issuance of “Excluded Securities” (as defined in the March SPA), we are required to issue to the investor a number of Ordinary Shares to ensure that Buyer has the number of Ordinary Shares it would have had if it had purchase its Ordinary Shares in the subsequent issuance.

●	Subsequent Issuances: We agreed that, until July 16, 2019, we will not issue any equity or equity-linked or related securities. Notwithstanding the foregoing, we may issue Excluded Securities. We also agreed that, until 12 months after the date of this prospectus, we will not issue any floating conversion rate or variable priced securities convertible into Ordinary Shares.

●	Excluded Securities: Under the SPA, Excluded Securities generally include Ordinary Shares issued pursuant to equity compensation plans or to directors upon approval by our board of directors; Ordinary Shares issued upon the conversion or exercise of convertible or exercisable securities outstanding prior to the date of the March SPA, provided such exercise or conversion is on the terms in effect as of the date of the March SPA; certain securities disclosed in writing by us to the investors; and any restricted securities as defined in Rule 144 under the Securities Act for which a registration statement does not become effective prior to July 16, 2019.

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The March Warrants

The March Investment Warrants have an exercise price of US$0.306 per share and expire five years from the date of issuance. The March Pre-Funded Warrants have an exercise price of US$0.01 per share and expire five years from the date of issuance.

If the exercise price of the March Warrants is higher than the last closing bid price of the Ordinary Shares, at any time starting June 16, 2019, the March Warrants may be exercised on a cashless basis for a number of shares equal to the Black-Scholes value per share underlying the March Warrant, multiplied by the number of shares as to which the March Warrant is being exercised, divided by the closing bid price as of two business days prior to the exercise date (but not less than US$0.10). For this purpose, the Black-Scholes value per share underlying the March Warrants is calculated using an underlying price equal to the exercise price (regardless of the current market price); a risk-free interest rate corresponding to the U.S. Treasury rate; a strike price equal to the exercise price; an expected volatility equal to 135%; and a deemed remaining term of five years (regardless of the actual remaining term of the March Warrant).

The March Warrants may not be exercised to the extent the holder or any of its affiliates would beneficially own more than 9.9% of our outstanding Ordinary Shares (the “Maximum Percentage”) after giving effect to such exercise.

The exercise price and number of shares covered by the March Warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the share capital as a whole. In addition, if prior to July 16, 2019, we issue or sell any Ordinary Shares, or are deemed to have issued or sold (including upon the issuance of any options or convertible securities) any Ordinary Shares, other than any Excluded Securities, for a consideration per share less than a price equal to the exercise price in effect immediately prior to such issue or sale or deemed issuance or sale (or less than a price equal to the “applicable price” then in effect, in the case of the March Pre-Funded Warrants, which initially is US$0.255), then immediately after such issuance, the exercise price (or applicable price, in the case of the March Pre-Funded Warrants) will be reduced (and in no event increased) to an exercise price (or applicable price, in the case of the March Pre-Funded Warrants) equal to the lowest price per share at which any such Ordinary Share has been issued or sold (or are deemed to have been issued or sold); provided, that if such issuance or sale (or deemed issuance or sale) was without consideration, then we will be deemed to have received an US$0.10 per share so issued or deemed to be issued. In the event of such a lower priced issuance or sale (or deemed issuance or sale), the number of Ordinary Shares issuable upon exercise of the March Warrants will be increased such that the aggregate exercise price (or applicable price, in the case of the March Pre-Funded Warrants) has not changed.

In addition, if we declare or make any dividend or other distribution of our assets (or rights to acquire its assets) to holders of Ordinary Shares, by way of return of capital or otherwise (a “Distribution”), at any time after the issuance of the March Warrants, then, in each such case, we must make provision so that upon exercise of the March Warrants, the holders of the March Warrants will be entitled to participate in such Distribution to the same extent that the holders would have participated if they had held the number of Ordinary Shares acquirable upon complete exercise of the March Warrants (without regard to any limitations on exercise thereof) immediately before the date on which the record holders of Ordinary Shares are to be determined for the participation in such Distribution. If at any time we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of the Ordinary Shares (the “Purchase Rights”), then the holders of the March Warrants will be entitled to acquire the aggregate Purchase Rights which the holders could have acquired if the holders had held the number of Ordinary Shares acquirable upon complete exercise of the March Warrants (without regard to any limitations on exercise thereof) immediately before the date on which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights. To the extent that any holder’s right to participate in any such Distribution or grant of Purchase Rights would result in the holder exceeding the Maximum Percentage, then the holder shall not be entitled to participate in such the Distribution or such grant of Purchase Rights to such extent and such Distribution or Purchase Rights shall be held in abeyance for the holder until such time, if ever, as its right thereto would not result in the holder exceeding the Maximum Percentage.

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We will not enter into a “Fundamental Transaction” (as defined in the March Warrants) unless our successor entity assumes all the obligations under the March Warrants in writing, including an obligation to deliver to the holders of the March Warrants securities of the successor entity that are exercisable for a corresponding number of shares of capital stock of such successor entity and with an exercise price which applies the exercise price hereunder to such shares of capital stock in such a manner so as to protect the economic value of the March Warrants. Notwithstanding the foregoing, upon exercise of the March Warrants following a Fundamental Transaction, the holders of the March Warrants may instead elect to receive the same consideration that was payable to the holders of the Ordinary Shares in the Fundamental Transaction. In addition, at any time commencing on the earliest to occur of (i) the public disclosure of any Fundamental Transaction, (ii) the consummation of any Fundamental Transaction and (iii) a holder first becoming aware of any Fundamental Transaction, through the date that is 90 days after the public disclosure of the consummation of such Fundamental Transaction, a holder will have the right to require us (or any successor of ours) to purchase any March Warrants from the holder at a price in cash equal to the Black-Scholes value. For this purpose, the Black-Scholes value is calculated using an underlying price per share equal to the market value per share or the value of the consideration paid in the Fundamental Transaction, each as determined in accordance with the March Warrant; a strike price equal to the exercise price; a risk-free interest rate corresponding to the U.S. Treasury rate for the period specified in the March Warrant; and an expected volatility equal to the greater of 135% and the 100 day volatility determined in accordance with the March Warrant.

Under the March Warrant, a Fundamental Transaction generally includes a consolidation or merger, unless our shareholders continue to hold more than 50% of the voting stock of the successor entity; a sale, lease or other disposition of all or substantially all of our assets, in connection with which we dissolve; the purchase by any person of 50% or more of our outstanding shares of voting stock; a share purchase or other business combination with any person whereby such person acquires more than 50% of our outstanding shares of voting stock; and any person or group becoming the beneficial owner, directly or indirectly, of 50% of the aggregate voting power represented by our outstanding voting stock.

The March RRA

In connection with the closing of the March Placement, we entered into the March RRA with the investors in the offering. Pursuant to the March RRA, we agreed to register for resale the March Shares, as well as 150% of the initial number of shares issued and issuable pursuant to cash exercise of the March Warrants (or the number of shares so issued and issuable as of the filing of the registration statement to which this prospectus relates, if more), which represents a good faith estimate of the maximum number of Ordinary Shares that may be issued upon exercise of such warrants. Accordingly, the 3,914,846 March Shares and 26,480,671 Ordinary Shares underlying the March Warrants are being registered pursuant to the registration statement of which this prospectus forms a part and are being offered for resale by this prospectus. Even if the March Warrants are exercised in full, the actual number of shares issued upon such exercise may be more or less than our estimate, depending, among other things, on whether the number of shares is adjusted in connection with a subsequent equity issuance and whether the warrants are exercised on a cash or cashless basis. The March RRA also includes customary “piggyback” registration rights.

Pursuant to the RRA, if on any day sales of the March Shares and the Ordinary Shares underlying the March Warrants cannot be made pursuant to the registration statement (subject to certain grace periods), or if the registration statement is not available and we fail to file reports with the SEC such that current public information is not available in compliance with Rule 144 under the Securities Act, then we generally will be required to pay the investors an amount equal to 2% of the purchase price for the securities affected by such failure, in cash, upon such failure and on each 30 day anniversary thereof until the failure is cured. Except in the case where there is no registration statement available and no current public information available in accordance with Rule 144 under the Securities Act, we will be required to make no more than 12 such payments.

We will indemnify the investor against liabilities, including some liabilities under the Securities Act, in accordance with the March RRA, or the investor will be entitled to contribution. We may be indemnified by the investor against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the investor specifically for use in this prospectus, in accordance with the March RRA, or we may be entitled to contribution.

Other Placements

In March 2019, we issued the 1,400,000 Consultant Shares and 1,400,000 Consultant Warrants in exchange for services. The Consultant Warrants have an exercise price of US$0.50 and expire two years from the date of issuance. The exercise price and the number of shares covered by the Consultant Warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the share capital as a whole. In addition, concurrently with the closing of the March Placement, we issued the 11,248,415 Vendor Shares to trade creditors in satisfaction of trade payables due to them, at an effective per share price of US$0.40.

We agreed to register for resale the Consultant Shares, the Ordinary Shares underlying the Consultant Warrants and the Vendor Shares.

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SELLING SHAREHOLDERS

The Ordinary Shares being offered by the Selling Shareholders are those issued to the Selling Shareholders and those issuable to the Selling Shareholder upon exercise or exchange of the October Warrants, March Warrants and Consultant Warrants. When we refer to “Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors, and others who later come to hold any of the Selling Shareholders’ interests in our securities other than through a public sale. For additional information regarding the issuance of the Ordinary Shares and the October Warrants, March Warrants and Consultant Warrants, see “Private Placements of Ordinary Shares and Warrants” above. We are registering the Ordinary Shares in order to permit the Selling Shareholders to offer the Ordinary Shares for resale from time to time. Except for the ownership of the Ordinary Shares and the October Warrants, March Warrants or Consultant Warrants, or as set forth in the table below, the Selling Shareholders have not had any material relationship with us within the past three years. None of the Selling Shareholders is a broker-dealer or an affiliate of a broker-dealer.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the Ordinary Shares held by each of the Selling Shareholders.

The second column lists the number of Ordinary Shares beneficially owned by the Selling Shareholders, based on its respective ownership of Ordinary Shares and warrants exercisable for Ordinary Shares, as of June 18,  2019, assuming exercise of the warrants held by such Selling Shareholders on that date but taking account of any limitations on conversion and exercise or exchange set forth therein. Under the terms of the October Warrants and March Warrants, a Selling Shareholder may not exercise or exchange such warrants to the extent (but only to the extent) such Selling Shareholder or any of its affiliates would beneficially own a number of Ordinary Shares which would exceed 9.9% of our outstanding Ordinary Shares. The number of shares in the second column reflects these limitations. The Selling Shareholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

The third column lists the Ordinary Shares being offered by this prospectus by the Selling Shareholders and does not take into account any limitations on exercise or exchange of the warrants set forth therein. With respect to the securities issued in the March Placement, in accordance with the terms of the March RRA, this prospectus generally covers the resale of the sum of (i) the Ordinary Shares issued pursuant to the March SPA, and (ii) 150% of the initial number of shares issued and issuable pursuant to the warrants (or the number of shares so issued and issuable as of the filing of the registration statement to which this prospectus relates, if more). This prospectus also or otherwise covers such other Ordinary Shares issued or issuable pursuant to the Securities Purchase Agreement, pursuant to the warrants as more fully set forth in this prospectus. Because the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

The fourth column assumes the sale of all of the shares offered by the Selling Shareholders pursuant to this prospectus (and the exercise in full of the warrants pursuant to which the shares are issuable)

	Prior to the Offering	Offered Hereby	Ordinary		After the Offering
Shareholder(1)	Ordinary Shares Beneficially Owned	Ordinary Shares	Shares Underlying Placement Warrants	Total Ordinary Shares	Ordinary Shares Beneficially Owned	Beneficial Ownership Percentage(2)
Armistice Capital Master Fund Ltd(3)	4,800,000	2,000,000	2,000,000	4,000,000	800,000	* %
Acuitas Capital, LLC(4)	6,213,946	2,934,455	25,010,084	27,944,539	—	0%
Mank Capital LLC(5)	1,176,470	588,235	882,353	1,470,588	—	0%
James Fallon(6)	784,312	392,156	588,234	980,390	—	0%
TGO Pty Ltd(7)	3,766,795	1,400,000	1,400,000	2,800,000	966,795	1.1%
United Garments Limited(8)	3,800,000	3,800,000	—	3,800,000	—	0%
Whitespace Atelier Limited(9)	6,200,000	6,200,000	—	6,200,000	—	0%
Nicolas Attard(10)	1,248,465	1,248,465	—	1,248,465	—	0%

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*	Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals and entities is Naked Brand Group Limited, c/o Bendon Limited, Building 7B, Huntley Street, Alexandria NSW 2015, Australia.

(2)	Based on 59,487,636 Ordinary Shares outstanding as of June 18, 2019, and assuming that the October Warrants, March Warrants and Consultant Warrants are exercised to the full extent of the underlying shares offered by this prospectus (or 29,880,671 shares), but no other outstanding warrants or options are exercised.

(3)	Includes 2,800,000 Ordinary Shares issuable upon the exercise of warrants. Armistice Capital, LLC is the investment manager of this entity. Steven Boyd is the managing member of Armistice Capital, LLC. Both share voting and dispositive power over the shares held by Armistice Capital Master Fund Ltd. The business address of Mr. Boyd, Armistice Capital, LLC and Armistice Capital Master Fund Ltd. is 510 Madison Avenue, 22nd Floor, New York, New York 10022.

(4)	Acuitas Capital LLC holds 2,934,455 Ordinary Shares, March Pre-Funded Warrants to purchase 6,869,467 Ordinary Shares and March Investment Warrants to purchase 9,803,922 Ordinary Shares. The beneficial ownership of Acuitas Capital, LLC, however, reflects limitations on exercise contained in the March Warrants, which provide that the warrants may not be exercised to the extent the entity would own more than 9.9% of our outstanding Ordinary Shares. In addition, in accordance with the March RRA, the Ordinary Shares offered hereby include 150% of the Ordinary Shares initially issuable pursuant to the March Pre-Funded Warrants and March Investment Warrants. Accordingly, the number of Ordinary Shares offered by Acuitas Capital LLC pursuant to this prospectus exceeds its beneficial ownership as of April 3, 2019. Terren Peizer has voting and dispositive power over the shares held by this entity. The business address of this entity is 11601 Wilshire Blvd Suite 1100, Los Angeles, California 90025.

(5)	Mank Capital LLC holds 588,235 Ordinary Shares and March Investment Warrants to purchase 588,235 Ordinary Shares. In accordance with the March RRA, however, the Ordinary Shares offered hereby include 150% of the Ordinary Shares initially issuable pursuant to the March Investment Warrants. Accordingly, the number of Ordinary Shares offered by Mank Capital LLC pursuant to this prospectus exceeds its beneficial ownership as of April 3, 2019. Jess Mogul has voting and dispositive power over the shares held by this entity. The business address of this entity is 326 W. 87th St., New York, New York 10024.

(6)	James Fallon holds 392,156 Ordinary Shares and March Investment Warrants to purchase 392,156 Ordinary Shares. In accordance with the March RRA, however, the Ordinary Shares offered hereby include 150% of the Ordinary Shares initially issuable pursuant to the March Investment Warrants. Accordingly, the number of Ordinary Shares offered by Mr. Fallon pursuant to this prospectus exceeds his beneficial ownership as of April 3, 2019. The business address of this entity is 211 E. 43rd St., 4th Fl., New York, New York 10017.

(7)	Includes 1,913,549 Ordinary Shares issuable upon the exercise of warrants, including 1,400,000 Ordinary Shares issuable upon exercise of the Consultant Warrants. TGO Pty Ltd is the trustee of the Onisforou Investment Trust. Theodore Gregory Onisforou has voting and dispositive power over the shares held by this entity. The business address of this entity is 15 Kia-Ora Lane, Kangaloon, NSW, 2576, Australia.

(8)	Ching To Yau may be deemed to have voting and dispostive power over the shares held by this entity. The business address of this entity is Unit D, 5th Floor, Charmhill Centre, 50 Hillwood Road, Tsim Sha Tsui, Hong Kong.

(9)	Samantha Sin Man Chong may be deemed to have votiong and dispositive power over the shares held by this entity. The business address of this entity is 209 Shek O Village Road, Suite A, Shek O, Hong Kong.

(10)	The business address of Mr. Attard is 3520 NW 46th St., Miami, FL 33142.

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PLAN OF DISTRIBUTION

We are registering the Ordinary Shares issued to the Selling Shareholders and issuable upon exercise or exchange of the October Warrants, March Warrants and Consultant Warrants to permit the resale of these Ordinary Shares by the holders of the Ordinary Shares and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Ordinary Shares. We will bear all fees and expenses incident to our obligation to register the Ordinary Shares.

The Selling Shareholders may sell all or a portion of the Ordinary Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell Ordinary Shares under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Shareholders may transfer the Ordinary Shares by other means not described in this prospectus. If the Selling Shareholders effect such transactions by selling Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Ordinary Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Shareholders may also loan or pledge Ordinary Shares to broker-dealers that in turn may sell such shares.

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The Selling Shareholders may pledge or grant a security interest in some or all of the warrants or Ordinary Shares owned by it and, if a Selling Shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholders and any broker-dealer participating in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Ordinary Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Shareholders will sell any or all of the Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares by the Selling Shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the Ordinary Shares. All of the foregoing may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.

We will pay all expenses of the registration of the Ordinary Shares pursuant to the registration rights agreement, estimated to be $30,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders from the March Placement against liabilities, including some liabilities under the Securities Act, in accordance with the March RRA, or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders from the March Placement against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Shareholders from the March Placement specifically for use in this prospectus, in accordance with the March RRA, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

Our Ordinary Shares are registered under the Exchange Act and trade on Nasdaq under the symbol “NAKD”. Our warrants are not currently registered under the Exchange Act and there has been no public market for our warrants. We do not intend to register our warrants under the Exchange Act.

Our Ordinary Shares are issued in registered form. The transfer agent for our Ordinary Shares is Continental Stock Transfer & Trust Company.

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EXPENSES

The following table sets forth the costs and expenses payable by us in connection with registering the Ordinary Shares that may be sold by selling stockholders under this prospectus. All amounts listed below are estimates except the SEC registration fee.

Itemized expense	Amount
SEC registration fee	$2,026
Legal fees and expenses	$10,000
Accounting fees and expenses	$15,000
Transfer agent and registrar fees	$5,000
Miscellaneous	$5,000
Total	$37,026

LEGAL MATTERS

Graubard Miller, New York, New York, is acting as counsel in connection with the registration of our securities under the Securities Act. HWL Ebsworth Lawyers, Syndey, Australia, will pass upon the validity of the Ordinary Shares offered in this prospectus and on matters of Australia law.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended January 31, 2019 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Naked Brand Group Limited’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are an Australian company and our executive offices are located outside of the United States. Certain of our directors and officers and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of Australia would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, as amended on Form F-3, with respect to the Ordinary Shares offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC are available without charge on the website maintained by the SEC at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act and we file periodic reports, including Annual Reports on Form 20-F, and other information, including reports on Form 6-K, with the SEC. These periodic reports and other information are available on the website of the SEC referred to above. As a “foreign private issuer”, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under Nasdaq rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

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INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference our documents listed below:

●	our Annual Report on Form 20-F filed with the SEC on June 14, 2019;

●	our reports on Form 6-K filed with the SEC on February 11, 2019, February 15, 2019, March 28, 2019, April 3, 2019, May 17, 2019 and June 14, 2019; and

●	the description of our Ordinary Shares contained in our registration statement on Form 8-A (No. 001-38544) filed with the SEC pursuant to Section 12(b) of the Exchange Act.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain subsequent reports on Form 6-K that we furnish to the SEC (if such Form 6-K states that it is incorporated by reference into this prospectus) after the effectiveness of the registration statement of which this prospectus forms a part, until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In addition, we are incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain subsequent reports on Form 6-K that we furnish to the SEC (if such Form 6-K states that it is incorporated by reference into this prospectus) after the initial filing of the registration statement, until the effectiveness of the registration statement.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC and incorporated by reference herein will automatically update and supersede the information contained in this prospectus and in any document previously incorporated by reference in this prospectus.

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement not delivered with the prospectus. We will provide these reports or documents upon written or oral request at no cost to the requester. Requests for such documents should be made to Naked Brand Group Limited, Attn: Mr. Justin Davis-Rice, c/o Bendon Limited, Building 7B, Huntley Street, Alexandria, NSW 2015, Australia. Such documents may also be accessed free of charge on our website at www.bendon.com.

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NAKED BRAND GROUP LIMITED

48,443,982 Ordinary Shares

June 26, 2019

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.